NEWS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Reports Fourth Quarter and Year End 2012 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – March 7, 2013 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and year ended December 31, 2012 and provided a clinical outlook related to the development of TH-302, the company’s lead investigational hypoxia-targeted drug currently in pivotal Phase 3 clinical studies for both soft tissue sarcoma and pancreatic cancer. Revenue for the fourth quarter and year ended December 31, 2012 was $2.0 million and $5.9 million, respectively. Net income for the fourth quarter ended December 31, 2012 was $28.4 million, which included the operating loss of $6.0 million and non-cash income of $34.4 million related to changes in the fair value of the Company’s outstanding and exercised warrants that was classified as other income (expense). Net loss for the year ended December 31, 2012 was $71.1 million, which included the operating loss of $20.0 million and non-cash expense of $51.2 million related to changes in the fair value of the Company’s outstanding and exercised warrants. As of December 31, 2012, Threshold had $70.8 million in cash, cash equivalents and marketable securities, with no debt outstanding. Subsequent to December 31, 2012, Threshold received an additional $42.5 million in milestone payments under its agreement with Merck KGaA, Darmstadt, Germany.

“2012 was a transformative year for Threshold during which we entered a strategic partnership with Merck KGaA and made significant advances in the clinical development of TH-302,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We started early 2013 with more than $100 million in cash and investments and with TH-302 in eight actively recruiting clinical trials, including two pivotal Phase 3 studies. We are pleased with progress in the Phase 3 trial of TH-302 in patients with soft tissue sarcoma and look forward to reporting data from our earlier-stage trials by the end of the year.”

Fourth Quarter and Year End 2012 Financial and Operational Results

The net income for the fourth quarter of 2012 was $28.4 million compared to a net loss of $5.3 million for the fourth quarter of 2011. Included in the net income for the fourth quarter of 2012 was non-cash income of $34.4 million compared to non-cash income of $2.8 million in the fourth quarter of 2011. The net loss for 2012 was $71.1 million compared to a net loss of $25.7 million in 2011. Included in the net loss for 2012 was non-cash expense of $51.2 million compared to non-cash income of $4.4 million in 2011. The non-cash income or expense is related to changes in the fair value of the Company’s outstanding and exercised warrants that was classified as other income (expense).

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Revenue for the fourth quarter and year ended December 31, 2012 was $2.0 million and $5.9 million, respectively, compared to $0.1 million for the same periods in 2011. Revenue for 2012 was related to a $25 million upfront payment and $42.5 million in milestone payments earned from our global license and co-development agreement for TH-302 with Merck KGaA. Subsequent to December 31, 2012, Threshold earned an additional $30 million milestone payment. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone are earned or received. To date, the Company has received $97.5 million in upfront and milestone payments. Threshold could also receive an additional $12.5 million in a potential milestone payment in 2013. Revenue for 2011 was related to a pre-existing license agreement with Eleison Pharmaceuticals, Inc.

Research and development expenses were $6.2 million for the fourth quarter of 2012, compared to $6.7 million for the fourth quarter of 2011. The $0.5 million net decrease in research and development expenses are primarily related to the $3.0 million reimbursement credit obtained as part of Merck KGaA’s 70% share of total TH-302 development funding under the Merck KGaA collaboration, partially offset by an increase of $2.5 million in clinical development and employee related expenses. Research and development expenses were $18.8 million for 2012, compared to $24.4 million in 2011. The $5.6 million net decrease in research and development expenses are primarily related to the $12.6 million reimbursement credit obtained as part of Merck KGaA’s 70% share of total TH-302 development funding under the Merck KGaA collaboration, partially offset by an increase of $3.6 million in clinical development expenses and $3.4 million in employee related expenses.

General and administrative expenses were $1.9 million for the fourth quarter of 2012 versus $1.4 million for the fourth quarter of 2011. General and administrative expenses were $7.1 million for 2012 versus $5.7 million in 2011. The increase in general and administrative expenses was due to an increase in employee related expenses and consulting expenses. Non-cash stock-based compensation expense included in operating expenses was $0.9 million for the fourth quarter of 2012 versus $0.3 million for the fourth quarter of 2011. Non-cash stock-based compensation expense included in operating expenses was $3.0 million for 2012 versus $1.0 million in 2011. The increase in stock-based compensation expense is due to the amortization of a greater number of options with a higher fair value.

As of December 31, 2012, and 2011 Threshold had $70.8 million and $20.3 million in cash, cash equivalents and marketable securities. The net increase in cash, cash equivalents and marketable securities during 2012 is primarily due to the $55 million in upfront and milestone payments received from our collaboration with Merck KGaA, $12.3 million from equity issuances related to our at the market sales offering and $8.8 million from the exercise of warrants.

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Clinical Development Outlook for Ongoing Studies of TH-302

TH-302 Phase 3 Programs: The most advanced clinical study of TH-302 is a pivotal Phase 3 trial of TH-302 plus doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (the “406 trial”); enrollment in the 406 study is currently expected to be completed around the end of 2013. As announced in January 2013, Threshold's partner Merck KGaA, through its division Merck Serono, initiated the global Phase 3 MAESTRO (MetastAtic or unrESectable pancreaTic adenocaRcinOma) study assessing the efficacy and safety of TH-302 in combination with gemcitabine in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma.

TH-302 Program in Hematological Malignancies: The “407 trial” in patients with advanced leukemias continues to enroll patients with the current objective of evaluating a second dosing regimen of TH-302 in which TH-302 is administered as a continuous infusion over a 5-day period. The “408 trial” in patients with relapsed/refractory multiple myeloma continues to enroll patients in the first part of the study with the objective of determining the maximum tolerated dose of TH-302 in combination with dexamethasone.

TH-302 Program with Antiangiogenics: Based on preclinical studies, Threshold is actively investigating combining TH-302 with antiangiogenic therapies in a variety of tumor types in human clinical trials. Current studies include: (1) a Phase 1 dose-escalation study of TH-302 in combination with sunitinib in patients with advanced renal cell carcinoma, gastrointestinal stromal tumors, and pancreatic neuroendocrine tumors; (2) a Phase 2 randomized study of TH-302 in combination with bevacizumab in recurrent high grade astrocytoma following bevacizumab; (3) a Phase 1 dose-escalation study of TH-302 in combination with pazopanib in advanced solid tumors; and (4) a Phase 1/2 study of TH-302 in combination with sorafenib in advanced renal cell carcinoma and advanced hepatocellular carcinoma. All four studies continue to enroll patients.

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer. Both Phase 3 trials are being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and other combination trials in solid tumors.

Merck KGaA signed a global license and co-development agreement for TH-302 with Threshold in February 2012, which includes an option for Threshold to co-commercialize in the U.S.

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About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential uses and benefits of TH-302, anticipated milestones, clinical trial plans, including enrollment and anticipated results and announcements, and financial results, estimates, projections and requirements, including anticipated and potential payments from Merck KGaA. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, the results of such clinical trials (including product safety issues and efficacy results), issues arising in manufacturing TH-302, Merck KGaA’s continued participation in the development of TH-302, and actions of regulatory authorities, including the United States Food and Drug Administration. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on November 2, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$2,021	$62	$5,867	$62

Operating expenses
Research and development	6,163	6,742	18,786	24,388
General and administrative	1,851	1,420	7,080	5,710
Total Operating Expenses	8,014	8,162	25,866	30,098

Loss from operations	(5,993)	(8,100)	(19,999)	(30,036)

Interest income (expense), net	25	5	80	25
Other income (expense) (1)	34,356	2,820	(51,216)	4,358
Net income (loss)	$28,388	$(5,275)	$(71,135)	$(25,653)

Net income (loss) per common share
Basic	$0.50	$(0.11)	$(1.31)	$(0.56)
Diluted	$(0.10)	$(0.11)	$(1.31)	$(0.56)

Weighted-average shares used in per common share calculation:
Basic	56,298	49,128	54,219	45,900
Diluted	62,627	49,128	54,219	45,900

(1) Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

 THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

  (in thousands)

	December 31,	December 31,
	2012	2011
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$70,848	$20,290
Collaboration Receivable	15,635	-
Prepaid expenses and other current assets	1,167	254
Property and equipment, net	812	543
Other assets	1,059	1,349
Total assets	$89,521	$22,436

Liabilities and stockholders' equity

Total current liabilities (2)	$17,451	$8,591
Deferred Revenue	53,097	-
Long-term liabilities (3)	32,826	9,362
Stockholders' equity (deficit)	(13,853)	4,483
Total liabilities and stockholders' equity (deficit)	$89,521	$22,436

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $8.5 million as of December 31, 2012
(3)	Includes as of December 31, 2012 and December 31, 2011, $32.6 million and $9.2 million of warrant liability, respectively.

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